ZIONS BANCORPORATION, N.A.
Press Release – Page 1
July 20, 2020

Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 July 20, 2020
www.zionsbancorporation.com
Second Quarter 2020 Financial Results: FOR IMMEDIATE RELEASE

Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation, N.A. Reports: 2Q20 Net Earnings¹ of $57 million, diluted EPS of $0.34 compared with 2Q19 Net Earnings¹ of $189 million, diluted EPS of $0.99, and 1Q20 Net Earnings¹ of $6 million, diluted EPS of $0.04

SECOND QUARTER RESULTS

$0.34	$57 million	3.23%	10.2%
Net earnings[1] per diluted common share	Net Earnings [1]	Net interest margin (“NIM”)	Common Equity Tier 1

SECOND QUARTER HIGHLIGHTS²

Net Interest Income and NIM	•	Net interest income was $563 million, compared with $569 million
	•	NIM was 3.23%, compared with 3.54%

Operating Performance	•	Pre-provision net revenue ("PPNR") was $256 million, down 10%
	•	Adjusted PPNR³ was $300 million, up 2%
	•	Noninterest expense was $430 million, up 1%
	•	Adjusted noninterest expense³ was $402 million, down 5%
	•	Efficiency ratio³ was 57.3%, compared with 59.0%

Loans and Credit Quality	•	Net loans and leases were $55.1 billion, up $6.5 billion, or 13%, and includes SBA PPP loans of $6.7 billion.
	•	Nonperforming assets were $344 million, up 36%
	•	The provision for credit losses was $168 million, compared with $21 million
	•	Net charge-offs of 0.23% of average loans, compared with 0.12%

Capital	•	The CET1 Capital ratio was 10.2%, compared with 10.8%

Notable items	•	Termination of the Bank’s pension plan resulted in a one-time expense of $28 million, or $0.13 per share[4]
	•	Derivative valuation loss of $12 million, or $0.06 per share,[4] on client-related interest rate swaps
	•	During the quarter, the Bank repurchased and retired $429 million principal amount of its senior notes and recognized a net gain of less than $1 million
•
Weighted average diluted shares decreased 8.6 million from the first quarter of 2020, primarily due to a lower average Bank common share price and the expiration of 29.2 million ZIONW warrants on May 22, 2020

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “By most any measure, the past three months have been one of the most extraordinary periods in the Bank’s history. Despite having sent thousands of our employees to work from home through the pandemic, we swiftly responded to the urgent needs of over 46,000 small businesses - many of them new to the Bank - by providing them with Paycheck Protection Program loans totaling nearly $7 billion, making Zions one of the ten largest providers of PPP loans in the nation. At the same time, we’ve been conducting exhaustive credit reviews of our exposures in industries particularly hard hit by the economic impact of the pandemic and find ourselves generally quite encouraged by the resilience of our borrowers, the great majority of whom entered this time of stress with strong balance sheets and liquidity. We believe our tendency to engage in collateralized lending will further strengthen our ability to work with borrowers through this challenging time while moderating our credit losses. During the quarter we also maintained a strong focus on controlling operating expenses, which, when adjusted for the effects of the previously announced termination of our pension plan, decreased 5% from the second quarter a year ago.”

OPERATING PERFORMANCE[3]
1 Net Earnings is net earnings applicable to common shareholders.
2 Comparisons noted in the bullet points are calculated for the current quarter versus the same prior-year period, unless otherwise specified.
3 For information on non-GAAP financial measures and the reasons for which the Bank presents these numbers, see pages 18-21.
4 EPS calculations assume a 24.7% statutory tax rate.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 2
July 20, 2020

Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period, unless otherwise specified. Growth rates of 100% or more are rendered as not meaningful as they are generally reflective of a low initial starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				2Q20 - 1Q20		2Q20 - 2Q19
(In millions)	2Q20	1Q20	2Q19	$	%	$	%
Interest and fees on loans	$514	$532	$581	$(18)	(3)%	$(67)	(12)%
Interest on money market investments	1	8	8	(7)	(88)	(7)	(88)
Interest on securities	80	82	95	(2)	(2)	(15)	(16)
Total interest income	595	622	684	(27)	(4)	(89)	(13)
Interest on deposits	23	51	66	(28)	(55)	(43)	(65)
Interest on short and long-term borrowings	9	23	49	(14)	(61)	(40)	(82)
Total interest expense	32	74	115	(42)	(57)	(83)	(72)
Net interest income	$563	$548	$569	$15	3	$(6)	(1)
				bps		bps
Yield on interest-earning assets[1]	3.41%	3.87%	4.24%	(46)		(83)
Rate paid on total deposits and interest-bearing liabilities[1]	0.19%	0.48%	0.75%	(29)		(56)
Cost of total deposits[1]	0.15%	0.36%	0.49%	(21)		(34)
Net interest margin[1]	3.23%	3.41%	3.54%	(18)		(31)
1 Rates are calculated using amounts in thousands and taxable-equivalent rates are used where applicable.
Net interest income decreased $6 million, or 1%, to $563 million in the second quarter of 2020 from $569 million in the second quarter of 2019. Total interest income decreased $89 million, or 13%, due to a $67 million decrease in interest and fees on loans and a $15 million decrease in interest on securities, primarily resulting from lower yields on loans and securities, and a $700 million decline in the average securities balance. Interest expense decreased $83 million, or 72%, due to a $43 million decline in interest paid on deposits and a $40 million decline in interest paid on short and long-term borrowings attributable to both lower rates paid on both categories as well as reduced borrowings.
The yield on interest earning assets was 3.41%, a decrease of 46 basis points compared with the first quarter of 2020, and a decrease of 83 basis points compared with the second quarter of 2019. The yield on average interest earning assets includes $5.0 billion of Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans with a yield of 3.14%. As the SBA PPP program continues to evolve, changes to the loan terms and exercise of loan forgiveness may impact the effective yield. The yield on loans decreased 59 basis points relative to the first quarter of 2020 and 102 basis points from the year ago period, due to a sharp and significant decline in benchmark interest rates, which impacted all three of Zions’ major loan categories. The yield on securities decreased 14 basis points relative to the first quarter of 2020 and 31 basis points from the year ago period, primarily from lower yields on mortgage-backed securities, which were also attributable to lower benchmark interest rates.
The annualized cost of total deposits for the second quarter of 2020 was 0.15%, compared with 0.36% for the first quarter of 2020, and 0.49% for the second quarter of 2019. The rate paid on total deposits and interest-bearing

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 3
July 20, 2020

liabilities was 0.19% for the second quarter of 2020, a decrease from 0.48% for the first quarter of 2020, and from 0.75% for the second quarter of 2019. The decline in the rate paid on total deposits and interest-bearing liabilities was due to lower benchmark interest rates, reduced use of exception pricing on deposits, strong deposit growth and less reliance on short-term borrowings when compared with the second quarter of 2019. The majority of SBA PPP loans were funded in deposit accounts, which contributed substantially to the deposit growth.
The net interest margin declined to 3.23% in the second quarter of 2020, compared with 3.41% in the first quarter of 2020, and 3.54% in the same prior year period. The factors contributing to the margin decline were primarily described in the preceding paragraphs.

Noninterest Income
				2Q20 - 1Q20		2Q20 - 2Q19
(In millions)	2Q20	1Q20	2Q19	$	%	$	%
Commercial account fees	$30	$31	$30	$(1)	(3)%	$—	—%
Card fees	19	21	23	(2)	(10)	(4)	(17)
Retail and business banking fees	15	19	20	(4)	(21)	(5)	(25)
Loan-related fees and income	27	26	17	1	4	10	59
Capital markets and foreign exchange fees	18	24	20	(6)	(25)	(2)	(10)
Wealth management and trust fees	15	16	15	(1)	(6)	—	—
Other customer-related fees	6	6	5	—	—	1	20
Customer-related fees	130	143	130	(13)	(9)	—	—
Fair value and nonhedge derivative income (loss)	(12)	(11)	(6)	(1)	(9)	(6)	NM
Dividends and other income	3	8	11	(5)	(63)	(8)	(73)
Securities gains (losses), net	(4)	(6)	(3)	2	33	(1)	(33)
Total noninterest income	$117	$134	$132	$(17)	(13)	$(15)	(11)
Total noninterest income for the second quarter of 2020 decreased by $15 million, or 11%, to $117 million from $132 million for the second quarter of 2019. Total customer-related fees were unchanged at $130 million. Loan-related fees and income increased $10 million due to strength in residential mortgage banking activity, including loan sales, which benefited from the reduction in benchmark interest rates. Due to the waiving of fees for customers during the early stages of the COVID-19 pandemic, there was a $5 million decrease in retail and business banking fees, mostly attributable to lower insufficient fund fees, as well as a $4 million decrease in card fees from reduced economic activity and transaction volume in the second quarter of 2020. A $2 million decrease in capital markets and foreign exchange fees, due largely to reduced loan syndication fees, also adversely impacted customer-related fees.
In the second quarter of 2020, the Bank recognized a $12 million negative credit valuation adjustment (“CVA”) on client-related interest rate swaps, compared with a $6 million negative CVA in the prior year period. This change reflects the Bank’s growing credit exposure to interest rate swap counterparties. Dividends and other income decreased from $11 million in the second quarter of 2019, to $3 million in the second quarter of 2020, due to adverse market valuations on certain Small Business Investment Company (“SBIC”) investments and lower dividends received from the Federal Home Loan Bank (“FHLB”), reflecting less FHLB activity stock held by the Bank.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 4
July 20, 2020

Noninterest Expense
				2Q20 - 1Q20		2Q20 - 2Q19
(In millions)	2Q20	1Q20	2Q19	$	%	$	%
Salaries and employee benefits	$267	$274	$274	$(7)	(3)%	$(7)	(3)%
Occupancy, net	32	33	32	(1)	(3)	—	—
Furniture, equipment and software, net	32	32	35	—	—	(3)	(9)
Other real estate expense, net	—	—	—	—	NM	—	NM
Credit-related expense	6	4	8	2	50	(2)	(25)
Professional and legal services	10	12	13	(2)	(17)	(3)	(23)
Advertising	3	3	5	—	—	(2)	(40)
FDIC premiums	7	5	6	2	40	1	17
Other	73	45	51	28	62	22	43
Total noninterest expense	$430	$408	$424	$22	5	$6	1
Adjusted noninterest expense [1]	$402	$407	$423	$(5)	(1)	$(21)	(5)

[1]	For information on non-GAAP financial measures, see pages 18-21.
Noninterest expense for the second quarter of 2020 was $430 million, an increase of $6 million, or 1%, when compared with $424 million for the second quarter of 2019, primarily as a result of a $28 million pension plan termination-related expense recognized in other noninterest expense. The pension plan termination expense included a loss of $17 million that was reclassified out of accumulated other comprehensive income, resulting in a pre-tax decrease in shareholders’ equity of $11 million. Salaries and employee benefits decreased by $7 million, primarily from lower overall incentive compensation, although there were increases for certain compensation pools, such as those related to SBA PPP loans.
Adjusted noninterest expense for the second quarter of 2020 decreased $21 million, or 5%, to $402 million, compared with $423 million for the same prior year period. The efficiency ratio was 57.3% in the second quarter of 2020, compared with 57.7% in the first quarter of 2020, and 59.0% in the second quarter of 2019. For information on non-GAAP financial measures, including differences between noninterest expense and adjusted noninterest expense, see pages 18-21.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 5
July 20, 2020

BALANCE SHEET ANALYSIS

Asset Quality
				2Q20 - 1Q20		2Q20 - 2Q19
(In millions)	2Q20	1Q20	2Q19	bps		bps
Ratio of nonperforming assets to loans and leases and other real estate owned	0.62%	0.56%	0.52%	6		10
Annualized ratio of net loan and lease charge-offs to average loans	0.23%	0.06%	0.12%	17		11
Ratio of total allowance for credit losses to loans[1] and leases outstanding, at period end	1.66%	1.56%	1.16%	10		50
Ratio of total allowance for credit losses to loans[1] and leases outstanding (excluding SBA PPP loans), at period end	1.88%	1.56%	1.16%	32		72
				$	%	$	%
Classified loans	$1,477	$881	$770	$596	68%	$707	92%
Nonperforming assets	344	280	253	64	23	91	36
Net loan and lease charge-offs	31	7	14	24	NM	17	NM
Provision for credit losses	168	258	21	(90)	(35)	147	NM
1 Does not include loans held for sale.
Classified loans and nonperforming assets increased 92% and 36%, respectively, from the second quarter of 2019. The ratio of nonaccrual loans and accruing loans past due 90 days or more to loans and leases was 0.64%, compared with 0.54% in the second quarter of 2019.
The Bank recorded a $168 million provision for credit losses during the second quarter of 2020, compared with $258 million during the first quarter of 2020, and $21 million for the second quarter of 2019. The allowance for credit losses was $914 million at June 30, 2020, compared with $563 million at June 30, 2019 and equaled 1.66% of total loans, which included $6.7 billion of SBA PPP loans. Excluding the SBA PPP loans, the allowance for credit loss to adjusted total loans ratio was 1.88%, compared with 1.56% at March 31, 2020, and 1.16% at June 30, 2019. The increase in the allowance for credit losses is primarily due to experienced and expected economic deterioration caused by the COVID-19 pandemic.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 6
July 20, 2020

Loans and Leases
				2Q20 - 1Q20		2Q20 - 2Q19
(In millions)	2Q20	1Q20	2Q19	$	%	$	%
Loans held for sale	$105	$140	$105	$(35)	(25)%	$—	—%
Loans and leases:
Commercial - excluding SBA PPP loans	25,018	26,392	25,107	(1,374)	(5)	(89)	—
Commercial - SBA PPP loans	6,690	—	—	6,690	NM	6,690	NM
Commercial real estate	11,954	11,741	11,827	213	2	127	1
Consumer	11,467	11,794	11,683	(327)	(3)	(216)	(2)
Loans and leases, net of unearned income and fees	55,129	49,927	48,617	5,202	10	6,512	13
Less allowance for loan losses	860	730	503	130	18	357	71
Loans and leases held for investment, net of allowance	$54,269	$49,197	$48,114	$5,072	10	$6,155	13
Loans and leases, net of unearned income and fees, increased $6.5 billion, or 13%, to $55.1 billion at June 30, 2020, from $48.6 billion at June 30, 2019, primarily due to the origination of SBA PPP loans. Excluding SBA PPP loans, a decrease of $807 million in commercial and industrial loans was partially offset by increases of $476 million in municipal loans and $255 million in owner-occupied loans. Term commercial real estate loans increased $369 million. Consumer loans decreased $216 million, which was spread across all consumer loan subcategories. Unfunded lending commitments and letters of credit increased $0.7 billion, or 3.0%, to $24.0 billion at June 30, 2020, from $23.3 billion at June 30, 2019.

Oil and Gas-Related Exposure[1]

(In millions)	2Q20	1Q20	2Q19	4Q14
Loans and leases
Upstream	$1,034	$1,025	$919	$1,107
Midstream	909	889	840	579
Oil and gas services	460	470	484	1,277
Downstream	226	195	188	110
Total loan and lease balances	2,629	2,579	2,431	3,073
Unfunded lending commitments	1,916	2,039	2,246	2,700
Total oil and gas credit exposure	$4,545	$4,618	$4,677	$5,773

Credit quality measures
Nonaccrual loan ratio	2.7%	0.7%	0.7%	0.6%
Ratio of nonaccrual loans that are current	69.4%	70.6%	58.8%	58.8%
Net charge-off ratio, annualized[2]	—%	0.2%	—%	—%
1Because many borrowers operate in multiple businesses, judgment has been applied in characterizing a borrower as oil and gas-related, including a particular segment of oil and gas-related activity, e.g., upstream or midstream; typically, 50% of revenues coming from the oil and gas sector is used as a guide.
2Calculated as the ratio of annualized net charge-offs for each respective period to loan balances at each period end.
At June 30, 2020, oil and gas-related loans represented 5% of the total loan portfolio, compared with 8% at December 31, 2014, or the beginning of the last energy cycle. Due to active risk management of the portfolio, the mix of oil and gas-related loans at June 30, 2020 consists of 39% upstream, 35% midstream, 17% oil and gas-related services, and

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 7
July 20, 2020

9% downstream, compared with 36%, 19%, 42%, and 3%, respectively, at December 31, 2014. We use disciplined underwriting practices to mitigate the risk associated with upstream lending activities. Upstream loans are made to reserve-based borrowers, where approximately 84% of those loans are collateralized by the value of the borrower’s oil and gas reserves. For the second quarter of 2020, the oil and gas-related classified loan ratio was 8.3%, there were no oil and gas-related loan net charge-offs, and the allowance for credit losses related to oil and gas-related loans was 5.7%.

Deposits and Borrowed Funds
				2Q20 - 1Q20		2Q20 - 2Q19
(In millions)	2Q20	1Q20	2Q19	$	%	$	%
Noninterest-bearing demand	$30,714	$24,380	$22,947	$6,334	26%	$7,767	34%
Interest-bearing:
Savings and money market	31,307	28,901	26,470	2,406	8	4,837	18
Time	3,663	4,237	4,915	(574)	(14)	(1,252)	(25)
Total deposits	$65,684	$57,518	$54,332	$8,166	14	$11,352	21

Borrowed funds:
Federal funds purchased and other short-term borrowings	$860	$3,765	$6,023	$(2,905)	(77)	$(5,163)	(86)
Long-term debt	1,353	1,795	1,236	(442)	(25)	117	9
Total borrowed funds	$2,213	$5,560	$7,259	$(3,347)	(60)	$(5,046)	(70)
Total deposits increased by $11.4 billion, or 21%, to $65.7 billion as of June 30, 2020, primarily due to a $7.8 billion increase in noninterest-bearing deposits. The funding of SBA PPP loan proceeds into customer deposit accounts contributed meaningfully to overall deposit growth, in addition to deposit growth from non-SBA PPP loan program customers.
Average total deposits increased to $63.0 billion for the second quarter of 2020, compared with $54.3 billion for the second quarter of 2019. Average noninterest-bearing deposits increased 26% to $29.1 billion for the second quarter of 2020, compared with $23.1 billion for the second quarter of 2019, and were 46% and 42% of average total deposits, respectively, for the same periods.
Total borrowed funds decreased $5.0 billion, or 70%, to $2.2 billion as of June 30, 2020. Average borrowed funds decreased to $4.0 billion for the second quarter of 2020, compared with $7.0 billion for the second quarter of 2019. The decrease in both end-of-period and average borrowed funds reflects less reliance on wholesale borrowings due to the strength of deposit growth, which significantly exceeded earning asset growth over this period.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 8
July 20, 2020

Long-Term Debt and Shareholders’ Equity
				2Q20 - 1Q20		2Q20 - 2Q19
(In millions)	2Q20	1Q20	2Q19	$	%	$	%
Shareholders’ equity:
Preferred stock	$566	$566	$566	$—	—%	$—	—%
Common stock and additional paid-in capital	2,675	2,668	3,271	7	—	(596)	(18)
Retained earnings	3,979	3,979	3,737	—	—	242	6
Accumulated other comprehensive income	355	259	25	96	37	330	NM
Total shareholders' equity	$7,575	$7,472	$7,599	$103	1	$(24)	—

Capital distributions:
Common dividends paid	$56	$56	$54	$—	—	$2	4
Bank common stock repurchased	—	75	275	(75)	NM	(275)	NM
Total capital distributed to common shareholders	$56	$131	$329	$(75)	(57)	$(273)	(83)
Long-term debt
During the second quarter of 2020, the Bank repurchased and retired $429 million principal amount of its senior notes and recognized a net gain of less than $1 million. This action was taken in order to manage changes in the balance sheet resulting from strong deposit growth.
Shareholder’s Equity
During the second quarter of 2020, the Bank’s common stock dividend was $0.34 per share, compared with $0.30 per share in the second quarter of 2019. Accumulated other comprehensive income improved $330 million, from $25 million as of June 30, 2019, to $355 million as of June 30, 2020. The improvement was primarily a result of increases in the fair value of available-for-sale securities due to changes in interest rates. Weighted average diluted shares outstanding decreased 8.6 million from the first quarter of 2020, primarily due to a lower average Bank common share price and the expiration of 29.2 million ZIONW warrants on May 22, 2020.
Tangible book value per common share increased to $36.56 at June 30, 2020, compared with $34.02 at June 30, 2019. Basel III common equity tier 1 (“CET1”) capital was $5.7 billion at June 30, 2020 and $6.0 billion at June 30, 2019. The estimated Basel III CET1 capital ratio was 10.2% at June 30, 2020, compared with 10.8% at June 30, 2019. For information on non-GAAP financial measures, see pages 18-21.
On January 1, 2020, we adopted Accounting Standards Update (“ASU”) 2016-13, Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and its subsequent updates, often referred to as the Current Expected Credit Loss ("CECL") accounting standard. The OCC, Federal Reserve and FDIC issued a joint statement on March 27, 2020, revised on April 7, 2020, with proposed guidance for banking institutions that have adopted CECL in 2020. We have adopted the provisions of this interim final rule, which allows banks to add back, for regulatory capital purposes only, a transition adjustment related to CECL beginning with the first quarter 2020 financial statements. The adoption of these provisions improved our CET1 capital ratio at June 30, 2020 by 14 basis points.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 9
July 20, 2020

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss these second quarter results at 5:30 p.m. ET this afternoon (July 20, 2020). Media representatives, analysts, investors and the public are invited to join this discussion by calling (253) 237-1247 (domestic and international) and entering the passcode 5441419, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $2.8 billion in 2019 and more than $75 billion of total assets. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small and middle-market banking, as well as a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, industry results or regulatory outcomes to differ materially from those expressed or implied by such forward-looking statements.
Without limiting the foregoing, the words “forecasts,” “targets,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “would,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about future financial and operating results. Actual results and outcomes may differ materially from those presented, either expressed or implied, in the release. Important risk factors that may cause such material differences include, but are not limited to, the effects of the spread of the virus commonly referred to as the coronavirus or COVID-19 (and other potentially similar pandemic situations) and associated impacts on general economic conditions on, among other things, our customers’ ability to make timely payments on obligations, fee income revenue due to reduced loan origination activity and card swipe income, operating expense due to alternative approaches to doing business, and so forth; the Bank’s ability to meet operating leverage goals; the rate of change of interest-sensitive assets and liabilities relative to changes in benchmark interest rates; the ability of the Bank to upgrade its core deposit system and implement new digital products in order to remain competitive; risks associated with information security, such as systems breaches and failures; and legislative, regulatory and economic developments. These risks, as well as other

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 10
July 20, 2020

factors, are discussed in the Bank’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) and available at the SEC’s Internet site (https://www.sec.gov/). In addition, you may obtain documents filed with the SEC by the Bank free of charge by contacting: Investor Relations, Zions Bancorporation, N.A., One South Main Street, 11th Floor, Salt Lake City, Utah 84133, (801) 844-7637.
We caution you against undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except as may be required by law, Zions Bancorporation, N.A. specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 11
July 20, 2020

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
BALANCE SHEET [1]
Loans held for investment, net of allowance	$54,269	$49,197	$48,214	$48,325	$48,114
Total assets	76,447	71,467	69,172	70,361	70,065
Deposits	65,684	57,518	57,085	56,139	54,332
Total shareholders’ equity	7,575	7,472	7,353	7,509	7,599
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$57	$6	$174	$214	$189
Net interest income	563	548	559	567	569
Taxable-equivalent net interest income [2]	569	555	566	574	576
Total noninterest income	117	134	152	146	132
Total noninterest expense	430	408	472	415	424
Adjusted pre-provision net revenue [2]	300	299	275	309	294
Provision for credit losses	168	258	4	10	21
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$0.34	$0.04	$0.97	$1.17	$0.99
Dividends	0.34	0.34	0.34	0.34	0.30
Book value per common share [1]	42.74	42.15	41.12	40.75	39.75
Tangible book value per common share [1,2]	36.56	35.96	34.98	34.80	34.02
Weighted average share price	31.53	41.02	48.39	43.04	46.11
Weighted average diluted common shares outstanding (in thousands)	164,425	172,998	178,718	181,870	189,098
Common shares outstanding (in thousands) [1]	163,978	163,852	165,057	170,373	176,935
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.35%	0.08%	1.04%	1.25%	1.14%
Return on average common equity	3.3%	0.3%	10.1%	12.1%	10.8%
Return on average tangible common equity [2]	3.8%	0.4%	11.8%	14.2%	12.7%
Net interest margin	3.23%	3.41%	3.46%	3.48%	3.54%
Cost of total deposits, annualized	0.15%	0.36%	0.44%	0.50%	0.49%
Efficiency ratio [2]	57.3%	57.7%	61.3%	57.3%	59.0%
Effective tax rate	19.5%	12.5%	22.1%	22.9%	22.7%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.62%	0.56%	0.51%	0.48%	0.52%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.23%	0.06%	0.18%	0.01%	0.12%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.66%	1.56%	1.14%	1.17%	1.16%
Full-time equivalent employees	9,859	9,879	10,188	10,255	10,326
CAPITAL RATIOS AND DATA [1]
Common equity tier 1 capital	$5,696	$5,667	$5,719	$5,871	$5,987
Risk-weighted assets [3]	55,878	56,861	56,039	56,298	55,499
Tangible common equity ratio	7.9%	8.4%	8.5%	8.5%	8.7%
Common equity tier 1 capital ratio [3]	10.2%	10.0%	10.2%	10.4%	10.8%
Tier 1 leverage ratio [3]	8.4%	9.0%	9.2%	9.3%	9.5%
Tier 1 risk-based capital ratio [3]	11.2%	11.0%	11.2%	11.4%	11.8%
Total risk-based capital ratio [3]	13.5%	13.2%	13.2%	12.6%	13.0%

[1]	At period end.

[2]	For information on non-GAAP financial measures, see pages 18-21.
3 Current period ratios and amounts represent estimates.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 12
July 20, 2020

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$570	$730	$705	$796	$538
Money market investments:
Interest-bearing deposits	1,579	1,225	743	1,149	634
Federal funds sold and security resell agreements	266	550	484	504	620
Investment securities:
Held-to-maturity[1], at amortized cost	688	585	592	658	695
Available-for-sale, at fair value	14,201	14,231	13,725	14,033	14,672
Trading account, at fair value	160	160	182	280	148
Total securities, net of allowance	15,049	14,976	14,499	14,971	15,515
Loans held for sale	105	140	129	141	105
Loans and leases, net of unearned income and fees	55,129	49,927	48,709	48,835	48,617
Less allowance for loan losses	860	730	495	510	503
Loans held for investment, net of allowance	54,269	49,197	48,214	48,325	48,114
Other noninterest-bearing investments	813	916	898	982	1,056
Premises, equipment and software, net	1,173	1,144	1,142	1,146	1,133
Goodwill and intangibles	1,014	1,014	1,014	1,014	1,014
Other real estate owned	5	6	8	4	5
Other assets	1,604	1,569	1,336	1,329	1,331
Total assets	$76,447	$71,467	$69,172	$70,361	$70,065
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$30,714	$24,380	$23,576	$23,770	$22,947
Interest-bearing:
Savings and money market	31,307	28,901	28,790	27,427	26,470
Time	3,663	4,237	4,719	4,942	4,915
Total deposits	65,684	57,518	57,085	56,139	54,332
Federal funds purchased and other short-term borrowings	860	3,765	2,053	4,579	6,023
Long-term debt	1,353	1,795	1,723	1,242	1,236
Reserve for unfunded lending commitments	54	47	59	62	60
Other liabilities	921	870	899	830	815
Total liabilities	68,872	63,995	61,819	62,852	62,466
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	566	566	566	566	566
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	2,675	2,668	2,735	3,002	3,271
Retained earnings	3,979	3,979	4,009	3,892	3,737
Accumulated other comprehensive income	355	259	43	49	25
Total shareholders’ equity	7,575	7,472	7,353	7,509	7,599
Total liabilities and shareholders’ equity	$76,447	$71,467	$69,172	$70,361	$70,065
[1] Held-to-maturity (approximate fair value)	$691	$587	$597	$662	$698
[2] Common shares (issued and outstanding)	163,978	163,852	165,057	170,373	176,935

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 13
July 20, 2020

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(In millions, except share and per share amounts)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Interest income:
Interest and fees on loans	$514	$532	$557	$581	$581
Interest on money market investments	1	8	7	8	8
Interest on securities	80	82	83	88	95
Total interest income	595	622	647	677	684
Interest expense:
Interest on deposits	23	51	62	69	66
Interest on short- and long-term borrowings	9	23	26	41	49
Total interest expense	32	74	88	110	115
Net interest income	563	548	559	567	569
Provision for credit losses:
Provision for loan losses	161	240	7	8	20
Provision for unfunded lending commitments	7	18	(3)	2	1
Total provision for credit losses	168	258	4	10	21
Net interest income after provision for credit losses	395	290	555	557	548
Noninterest income:
Commercial account fees	30	31	31	31	30
Card fees	19	21	23	24	23
Retail and business banking fees	15	19	20	20	20
Loan-related fees and income	27	26	19	21	17
Capital markets and foreign exchange fees	18	24	19	23	20
Wealth management and trust fees	15	16	16	16	15
Other customer-related fees	6	6	6	5	5
Customer-related fees	130	143	134	140	130
Fair value and nonhedge derivative income (loss)	(12)	(11)	6	(6)	(6)
Dividends and other income	3	8	10	10	11
Securities gains (losses), net	(4)	(6)	2	2	(3)
Total noninterest income	117	134	152	146	132
Noninterest expense:
Salaries and employee benefits	267	274	305	273	274
Occupancy, net	32	33	34	34	32
Furniture, equipment and software, net	32	32	34	34	35
Other real estate expense, net	—	—	—	(2)	—
Credit-related expense	6	4	5	2	8
Professional and legal services	10	12	13	10	13
Advertising	3	3	3	6	5
FDIC premiums	7	5	6	7	6
Other	73	45	72	51	51
Total noninterest expense	430	408	472	415	424
Income before income taxes	82	16	235	288	256
Income taxes	16	2	52	66	58
Net income	66	14	183	222	198
Preferred stock dividends	(9)	(8)	(9)	(8)	(9)
Net earnings applicable to common shareholders	$57	$6	$174	$214	$189
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	163,542	164,143	167,078	173,160	179,156
Diluted shares (in thousands)	164,425	172,998	178,718	181,870	189,098
Net earnings per common share:
Basic	$0.34	$0.04	$1.03	$1.23	$1.05
Diluted	0.34	0.04	0.97	1.17	0.99

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 14
July 20, 2020

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Commercial:
Commercial and industrial	$14,076	$15,533	$14,760	$14,846	$14,883
SBA PPP	6,690	—	—	—	—
Leasing	324	331	334	332	337
Owner occupied	8,083	8,045	7,901	7,924	7,828
Municipal	2,535	2,483	2,393	2,185	2,059
Total commercial	31,708	26,392	25,388	25,287	25,107
Commercial real estate:
Construction and land development	2,367	2,257	2,211	2,347	2,609
Term	9,587	9,484	9,344	9,469	9,218
Total commercial real estate	11,954	11,741	11,555	11,816	11,827
Consumer:
Home equity credit line	2,856	2,958	2,917	2,930	2,929
1-4 family residential	7,393	7,567	7,568	7,506	7,440
Construction and other consumer real estate	640	629	624	637	644
Bankcard and other revolving plans	437	488	502	494	502
Other	141	152	155	165	168
Total consumer	11,467	11,794	11,766	11,732	11,683
Loans and leases, net of unearned income and fees	$55,129	$49,927	$48,709	$48,835	$48,617

Nonperforming Assets
(Unaudited)

(In millions)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Nonaccrual loans[1]	$339	$274	$243	$233	$248
Other real estate owned	5	6	8	4	5
Total nonperforming assets	$344	$280	$251	$237	$253
Ratio of nonperforming assets to loans[1] and leases and other real estate owned	0.62%	0.56%	0.51%	0.48%	0.52%
Accruing loans past due 90 days or more	$16	$8	$10	$6	$17
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.03%	0.02%	0.02%	0.01%	0.03%
Nonaccrual loans and accruing loans past due 90 days or more	$355	$282	$253	$239	$265
Ratio of nonaccrual loans and accruing loans past due 90 days or more to loans[1] and leases	0.64%	0.56%	0.52%	0.49%	0.54%
Accruing loans past due 30-89 days	$168	$135	$75	$84	$99
Restructured loans included in nonaccrual loans	88	88	75	92	79
Restructured loans on accrual	197	79	78	90	97
Classified loans	1,477	881	803	799	770
1 Includes loans held for sale.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 15
July 20, 2020

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Allowance for Loan Losses
Balance at beginning of period[1]	$730	$497	$510	$503	$497
Provision for loan losses	161	240	7	8	20
Loan and lease charge-offs	36	13	32	11	23
Less: Recoveries	5	6	10	10	9
Net loan and lease charge-offs	31	7	22	1	14
Balance at end of period	$860	$730	$495	$510	$503
Ratio of allowance for loan losses to loans[2] and leases, at period end	1.56%	1.46%	1.02%	1.04%	1.03%
Ratio of allowance for loan losses to nonaccrual loans[2] at period end	254%	266%	204%	219%	203%
Annualized ratio of net loan and lease charge-offs to average loans	0.23%	0.06%	0.18%	0.01%	0.12%

Reserve for Unfunded Lending Commitments
Balance at beginning of period[1]	$47	$29	$62	$60	$59
Provision for unfunded lending commitments	7	18	(3)	2	1
Balance at end of period	$54	$47	$59	$62	$60

Allowance for Credit Losses
Allowance for loan losses	$860	$730	$495	$510	$503
Reserve for unfunded lending commitments	54	47	59	62	60
Total allowance for credit losses	$914	$777	$554	$572	$563
Ratio of total allowance for credit losses to loans[2] and leases outstanding, at period end	1.66%	1.56%	1.14%	1.17%	1.16%
Ratio of total allowance for credit losses to loans[2] and leases outstanding (excluding SBA PPP loans), at period end	1.88%	1.56%	1.14%	1.17%	1.16%
1 Beginning balances at March 31, 2020 for the allowance for loan losses and reserve for unfunded lending commitments do not agree to their respective ending balances at December 31, 2019 because of the adoption of the CECL accounting standard; the allowance for loan losses was adjusted to $497 million, the reserve for unfunded lending commitments was adjusted to $29 million on January 1, 2020.
2 Does not include loans held for sale.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 16
July 20, 2020

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Loans held for sale	$—	$—	$—	$—	$—
Commercial:
Commercial and industrial	$172	$135	$110	$97	$85
Leasing	1	1	—	1	1
Owner occupied	68	65	65	49	69
Municipal	—	—	—	—	1
Total commercial	241	201	175	147	156
Commercial real estate:
Construction and land development	—	—	—	—	1
Term	23	15	16	29	31
Total commercial real estate	23	15	16	29	32
Consumer:
Home equity credit line	15	14	12	12	12
1-4 family residential	59	43	40	44	44
Construction and other consumer real estate	—	—	—	1	4
Bankcard and other revolving plans	1	1	—	—	—
Other	—	—	—	—	—
Total consumer	75	58	52	57	60
Total nonaccrual loans	$339	$274	$243	$233	$248

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Commercial:
Commercial and industrial	$26	$7	$19	$—	$13
Leasing	—	—	—	—	—
Owner occupied	2	(1)	(1)	(1)	—
Municipal	—	—	—	—	—
Total commercial	28	6	18	(1)	13
Commercial real estate:
Construction and land development	—	—	(1)	—	—
Term	—	—	2	(1)	—
Total commercial real estate	—	—	1	(1)	—
Consumer:
Home equity credit line	—	—	1	—	—
1-4 family residential	—	(1)	(1)	(1)	(1)
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	2	1	2	3	1
Other	1	1	1	1	1
Total consumer loans	3	1	3	3	1
Total net charge-offs (recoveries)	$31	$7	$22	$1	$14

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 17
July 20, 2020

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	June 30, 2020		March 31, 2020		June 30, 2019
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments	$1,610	0.35%	$2,013	1.52%	$1,261	2.64%
Securities:
Held-to-maturity	632	3.58%	593	3.72%	687	3.69%
Available-for-sale	14,128	2.12%	13,687	2.26%	14,750	2.43%
Trading account	149	4.29%	164	4.27%	172	4.48%
Total securities	14,909	2.20%	14,444	2.34%	15,609	2.51%
Loans held for sale	125	5.02%	109	3.14%	71	2.18%
Loans held for investment:[2]
Commercial - excluding SBA PPP loans	25,773	4.05%	25,514	4.53%	24,977	4.94%
Commerical - SBA PPP loans	5,016	3.14%	—	—%	—	—%
Commercial real estate	11,866	3.81%	11,546	4.62%	11,777	5.22%
Consumer	11,613	3.66%	11,737	3.99%	11,570	4.28%
Total loans held for investment	54,268	3.83%	48,797	4.42%	48,324	4.85%
Total interest-earning assets	70,912	3.41%	65,363	3.87%	65,265	4.24%
Cash and due from banks	617		676		592
Allowance for credit losses on loans and debt securities	(724)		(499)		(496)
Goodwill and intangibles	1,014		1,014		1,014
Other assets	4,095		3,651		3,480
Total assets	$75,914		$70,205		$69,855
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$30,094	0.13%	$28,856	0.47%	$26,262	0.63%
Time	3,853	1.35%	4,454	1.61%	5,025	2.02%
Total interest-bearing deposits	33,947	0.27%	33,310	0.62%	31,287	0.85%
Borrowed funds:
Federal funds purchased and other short-term borrowings	2,230	0.11%	2,922	1.19%	5,795	2.53%
Long-term debt	1,736	1.93%	1,747	3.21%	1,230	3.84%
Total borrowed funds	3,966	0.91%	4,669	1.95%	7,025	2.76%
Total interest-bearing funds	37,913	0.34%	37,979	0.78%	38,312	1.20%
Noninterest-bearing deposits	29,053		23,599		23,060
Other liabilities	1,352		1,137		929
Total liabilities	68,318		62,715		62,301
Shareholders’ equity:
Preferred equity	566		566		566
Common equity	7,030		6,924		6,988
Total shareholders’ equity	7,596		7,490		7,554
Total liabilities and shareholders’ equity	$75,914		$70,205		$69,855
Spread on average interest-bearing funds		3.07%		3.09%		3.04%
Impact of net noninterest-bearing sources of funds		0.16%		0.32%		0.50%
Net interest margin		3.23%		3.41%		3.54%
Memo: total loans and leases, excluding SBA PPP loans	49,252	3.90%	48,797	4.42%	48,324	4.85%
Memo: total cost of deposits		0.15%		0.36%		0.49%
Memo: total deposits and interest-bearing liabilities	66,966	0.19%	61,578	0.48%	61,372	0.75%
1 Rates are calculated using amounts in thousands and the statutory taxable-equivalent rates where applicable.
2 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 18
July 20, 2020

GAAP to Non-GAAP Reconciliations
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures, to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. The Bank considers these adjustments to be relevant to ongoing operating results and provide a meaningful base for period-to-period and company-to-company comparisons. These non-GAAP financial measures are used by management to assess the performance and financial position of the Bank and for presentations of Bank performance to investors. The Bank further believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Bank on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, and are not required to be uniformly applied by individual entities. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following are non-GAAP financial measures presented in this press release and a discussion of the reasons for which management uses these non-GAAP measures:
Tangible Book Value per Common Share – this schedule also includes “tangible common equity.” Tangible book value per common share is a non-GAAP financial measure that management believes provides additional useful information about the level of tangible equity in relation to outstanding shares of common stock. Management believes the use of ratios that utilize tangible equity provides additional useful information to management and others about capital adequacy because they present measures of those assets that can generate income.

(In millions, except shares and per share amounts)		June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Tangible Book Value per Common Share
Total shareholders’ equity (GAAP)		$7,575	$7,472	$7,353	$7,509	$7,599
Preferred stock		(566)	(566)	(566)	(566)	(566)
Goodwill and intangibles		(1,014)	(1,014)	(1,014)	(1,014)	(1,014)
Tangible common equity (non-GAAP)	(a)	$5,995	$5,892	$5,773	$5,929	$6,019
Common shares outstanding (in thousands)	(b)	163,978	163,852	165,057	170,373	176,935
Tangible book value per common share (non-GAAP)	(a/b)	$36.56	$35.96	$34.98	$34.80	$34.02

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 19
July 20, 2020

GAAP to Non-GAAP Reconciliations
(Unaudited)
Return on Average Tangible Common Equity (“ROTCE”) – this schedule also includes “net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax” and “average tangible common equity.” ROTCE is a non-GAAP financial measure that management believes provides useful information to management and others about the Bank’s use of shareholders’ equity. Management believes the use of ratios that utilize tangible equity provides additional useful information about performance because they present measures of those assets that can generate income.

		Three Months Ended
(Dollar amounts in millions)		June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Return on Average Tangible Common Equity
Net earnings applicable to common shareholders (GAAP)		$57	$6	$174	$214	$189
Adjustments, net of tax:
Amortization of core deposit and other intangibles		—	—	—	—	—
Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax (non-GAAP)	(a)	$57	$6	$174	$214	$189
Average common equity (GAAP)		$7,030	$6,924	$6,866	$7,002	$6,988
Average goodwill and intangibles		(1,014)	(1,014)	(1,014)	(1,014)	(1,014)
Average tangible common equity (non-GAAP)	(b)	$6,016	$5,910	$5,852	$5,988	$5,974
Number of days in quarter	(c)	91	91	92	92	91
Number of days in year	(d)	366	366	365	365	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	3.8%	0.4%	11.8%	14.2%	12.7%

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 20
July 20, 2020

GAAP to Non-GAAP Reconciliations
(Unaudited)
Efficiency Ratio – this schedule also includes “adjusted noninterest expense,” “taxable-equivalent net interest income,” “adjusted taxable-equivalent revenue,” “pre-provision net revenue (PPNR)” and “adjusted PPNR.” The methodology of determining the efficiency ratio may differ among companies. Management makes adjustments to exclude certain items as identified in the subsequent schedule which it believes allows for more consistent comparability among periods. Management believes the efficiency ratio provides useful information regarding the cost of generating revenue. Adjusted noninterest expense provides a measure as to how well the Bank is managing its expenses, and adjusted PPNR enables management and others to assess the Bank’s ability to generate capital to cover credit losses through a credit cycle. Taxable-equivalent net interest income allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources.

		Three Months Ended
(In millions)		June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Efficiency Ratio
Noninterest expense (GAAP)	(a)	$430	$408	$472	$415	$424
Adjustments:
Severance costs		—	—	22	2	1
Other real estate expense, net		—	—	—	(2)	—
Restructuring costs		—	1	15	—	—
Pension termination-related expense		28	—	—	—	—
Total adjustments	(b)	28	1	37	—	1
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$402	$407	$435	$415	$423
Net interest income (GAAP)	(d)	$563	$548	$559	$567	$569
Fully taxable-equivalent adjustments	(e)	6	7	7	7	7
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	569	555	566	574	576
Noninterest income (GAAP)	(g)	117	134	152	146	132
Combined income (non-GAAP)	(f+g)=(h)	686	689	718	720	708
Adjustments:
Fair value and nonhedge derivative loss		(12)	(11)	6	(6)	(6)
Securities gains (losses), net		(4)	(6)	2	2	(3)
Total adjustments	(i)	(16)	(17)	8	(4)	(9)
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$702	$706	$710	$724	$717
Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$256	$281	$246	$305	$284
Adjusted PPNR (non-GAAP)	(j)-(c)	300	299	275	309	294
Efficiency ratio (non-GAAP)	(c/j)	57.3%	57.7%	61.3%	57.3%	59.0%

- more -

ZIONS BANCORPORATION, N.A.
Press Release – Page 21
July 20, 2020

		Six Months Ended
(In millions)		June 30, 2020	June 30, 2019
Efficiency Ratio
Noninterest expense (GAAP)	(a)	$837	$854
Adjustments:
Severance costs		—	1
Other real estate expense		—	(1)
Debt extinguishment cost		—	—
Amortization of core deposit and other intangibles		—	1
Restructuring costs		1	—
Pension termination-related expense		28	—
Total adjustments	(b)	29	1
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$808	$853
Net interest income (GAAP)	(d)	$1,111	$1,145
Fully taxable-equivalent adjustments	(e)	13	13
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	1,124	1,158
Noninterest income (GAAP)	(g)	250	264
Combined income (non-GAAP)	(f+g)=(h)	1,374	1,422
Adjustments:
Fair value and nonhedge derivative income (loss)		(23)	(8)
Securities gains (losses), net		(9)	(2)
Total adjustments	(i)	(32)	(10)
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$1,406	$1,432
Pre-provision net revenue (PPNR)	(h)-(a)	$537	$568
Adjusted PPNR (non-GAAP)	(j)-(c)	598	579
Efficiency ratio (non-GAAP)	(c/j)	57.5%	59.6%

# # #